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                                                                  EXHIBIT 10.33

                            Micro Therapeutics, Inc.


                                  July 12, 2002



James Corbett
2940 Paddock Road
Weston, FL  33331

Dear Jim:

     It gives me great pleasure to offer you permanent employment with Micro Therapeutics, Inc. ("MTI") on the following terms and conditions:

     1. Your title will be President and Chief Executive Officer and you will report directly to the Board of Directors. Your duties and responsibilities will include:

        (a) Providing strong leadership in managing the Company and setting the strategy for moving forward through these challenging times.

        (b) Responsibility for other areas of the Company's business may be assigned to you as the Board of Directors deems necessary.

     2. Your permanent employment shall be effective on June 1, 2002.

     3. You will receive a base salary of $150,000 annually, or $5,769.23 per pay period (26 pay periods per year). Your status will be salaried exempt. You will be entitled to 15 days paid vacation each year, accruing on a monthly basis. You will also be eligible for coverage under the Company's group health/dental plan, and other benefits that the Company provides to comparable employees as they are established.

     4. You will be eligible to earn a cash bonus of up to 50% of your base salary, with such cash bonus for 2002 being based upon your salary earned for 2002, based upon performance relative to Company and individual goals. The individual goals will be established after your employment with MTI commences in coordination with the Independent ev3 Committee of the Board of Directors.

     5. I am also pleased to inform you that as part of this offer, and once Confidential Information Agreements are signed, you will be granted an option to purchase 10,000 shares of the Company's Common Stock at the fair market value on June 4, 2002, the date such options were granted by the Independent ev3 Committee, or $4.35 per share. This option will vest in twelve equal monthly installments and shall continue to vest solely tied to your continued employment with MTI as its Chief Executive Officer. These options are in addition to the options earlier granted to you this year for joining the Board of Directors and for becoming MTI's Chairman of the Board. The option is subject to conditions outlined in the Company's 1996 Incentive Stock Option (ISO) Plan.










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                                                                         EX10.33

James Corbett
July 12, 2002
Page 2


     6. A special relocation reimbursement has been agreed to related to your move from Florida to Orange County, California. Your relocation arrangement with RELO Direct, Inc. ("RDI") in Florida provides for an estimated relocation expense from your home in Florida of $470,000 ("Relocation Expense"). MTI shall pay 75% of the Relocation Expense, which includes a $5,000 service fee to RDI for assisting in your home sale and taking title to your home in Florida and reimbursement or direct payment of the expenses involved in selling your home in Florida and moving your personal goods to California for up to a total of $352,500. MTI shall pay the full amount required in connection with your relocation and be reimbursed within fifteen days of payment by either you or your other employer, ev3 International, Inc., for the 25% not covered by MTI and any amount in excess of the Relocation Expense. In the event you cease to be MTI's Chief Executive Officer for any reason prior to May 31, 2003, you shall reimburse MTI for a pro rata amount of the Relocation Expense paid by MTI based upon a fraction, the numerator of which is the number of months you shall not act as MTI's Chief Executive Officer short of May 31, 2003, and the denominator of which is 12, multiplied by the amount of the Relocation Expense paid by MTI and not previously reimbursed to MTI by you or ev3. In addition, in connection with your relocation the Company shall fund the purchase of your home by RDI by loaning to you the amount equal to the purchase price between you and RDI minus the existing obligations outstanding secured by your home, with such loan secured by a mortgage on your home in Florida. The loan will occur prior to the sale of your home in Florida to RDI. RDI will purchase your home by assuming your principal mortgage and your note due to the Company. Such note will be due upon the sale of your home in Florida other than upon the sale to RDI.

     7. Employment with Micro Therapeutics, Inc. is at the mutual consent of the employee and the Company. Accordingly, while MTI has every hope that employment relationships will be mutually beneficial and rewarding, employees and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. Please note that no individual has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

     8. You agree to abide by the Company's policies and procedures, including those set forth in the Company's Employee Handbook you will be provided, and you will be required to sign the signature page of this Employee Handbook.

     9. You will be required to sign the Employee Confidential Information Agreement that is enclosed as well as the necessary tax and benefit enrollment forms before starting full time employment. You will also be required to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws.


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                                                                         EX10.33

James Corbett
July 12, 2002
Page 3


     Jim, we look forward to you joining our effort on a full time basis and hope the opportunity will be mutually rewarding. To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me. Congratulations!

                                            Regards,

                                            MICRO THERAPEUTICS, INC.


                                            /s/ Harold A. Hurwitz
                                            ____________________________________


Enclosure:   Employee Confidential Information Agreement (2)

This will acknowledge my acceptance of this offer of employment.



         /s/ James Corbett
-----------------------------------------
                  James Corbett